Exhibit 99.1

Wynn Resorts, Limited Reports First Quarter Results

LAS VEGAS, April 19, 2011 (BUSINESS WIRE) -- Wynn Resorts, Limited (Nasdaq: WYNN) today reported financial results for the first quarter ended March 31, 2011.

Net revenues for the first quarter of 2011 were $1,260.3 million, compared to $908.9 million in the first quarter of 2010. The revenue increase was driven by a 46.6% increase in revenues at Wynn Macau and a 24.0% revenue increase from our Las Vegas operations. Adjusted property EBITDA(1) was $405.0 million for the first quarter of 2011, compared to $241.9 million in the first quarter of 2010.

On a US GAAP (Generally Accepted Accounting Principles) basis, net income attributable to Wynn Resorts for the first quarter of 2011 was $173.8 million, or $1.39 per diluted share, compared to a net income attributable to Wynn Resorts of $27.0 million, or $0.22 per diluted share in the first quarter of 2010. Adjusted net income attributable to Wynn Resorts in the first quarter of 2011 was $173.4 million, or $1.38 per diluted share (adjusted EPS)(2) compared to an adjusted net income attributable to Wynn Resorts of $33.8 million, or $0.27 per diluted share in the first quarter of 2010.

Wynn Resorts also announced today that its Board of Directors has approved a cash dividend for the quarter of $0.50 per common share.  This dividend will be payable on May 17, 2011 to stockholders of record on May 3, 2011.

Wynn Macau First Quarter Results

In the first quarter of 2011 net revenues were $865.7 million compared to $590.6 million in the first quarter of 2010. Adjusted property EBITDA in the first quarter of 2011 was $272.8 million, up 50.2% from $181.6 million in the first quarter of 2010.

Table games results in Macau are segregated into two distinct reporting categories, the VIP segment and the mass market segment.

Table games turnover in the VIP segment was $29.3 billion for the first quarter of 2011, a 44.7% increase from $20.2 billion in the first quarter of 2010. VIP table games win as a percentage of turnover (calculated before discounts and commissions) for the quarter was 2.69%, slightly below the expected range of 2.7% to 3.0% and the 2.70% experienced in the first quarter of 2010.

Table games drop in the mass market category was $682.5 million during the period, a 29.2% increase from $528.2 million in the first quarter of 2010.  Mass market table games win percentage (calculated before discounts) of 27.9% was above our expected range of 21% to 23% and above the 22.2% generated in the 2010 quarter.

Slot machine handle increased 59.2% to $1.5 billion as compared to the prior year quarter. Win per unit per day was 78.1% higher at $803, compared to $451 in the first quarter of 2010.

Wynn Macau achieved an Average Daily Rate (ADR) of $307 for the first quarter of 2011, compared to $282 in the 2010 quarter.  The 2011 results include the addition of 414 rooms and villas with the opening of Encore on April 21, 2010. The property’s occupancy was 88.6%, compared to 90.7% during the prior year period and revenue per available room (REVPAR) was $272 in the 2011 quarter, 6.3% above the $256 reported in the prior year quarter.

Gross non-casino revenues at Wynn Macau increased 50.2% during the quarter to $94.2 million, driven by strong performance from all non-casino segments. Room revenues increased 79.1% as a result of the addition of the Encore rooms and retail revenues were up 37.7% due to strong same-store sales growth and the addition of three new boutiques at Encore.

Including Encore, we currently have 499 tables (263 VIP tables, 225 mass market tables and 11 poker tables) and 1,015 slot machines at Wynn Macau.

Wynn Las Vegas First Quarter Results

For the first quarter ended March 31, 2011, net revenues for our Las Vegas operations were $394.6 million, which was 24.0% higher than in the first quarter of 2010. Adjusted property EBITDA of $132.1 million (with a 33.5% EBITDA margin on net revenue) was up 119.1% versus the $60.3 million generated in the comparable period in 2010.

Net casino revenues in the first quarter of 2011 were $194.2 million, up 39.2% from the first quarter of 2010. Table games drop was $634.0 million, compared to drop of $556.9 million in the 2010 quarter and table games win percentage of 30.4% was above the property’s expected range of 21% to 24% and the 23.2% reported in the 2010 quarter. Slot machine handle of $718.7 million was 6.6% above the comparable period of 2010, and net slot win was up 18.1%.

Gross non-casino revenues for the quarter were $249.0 million, a 10.8% increase from the first quarter of 2010, driven by higher revenues across all non-gaming segments.

Room revenues were up 13.4% to $88.0 million during the quarter, versus $77.6 million in the first quarter of 2010. Average Daily Rate (ADR) was up 18.2% to $240 and occupancy of 87.9% was slightly below the 89.4% for the first quarter of 2010. During the quarter, we had 2.3% of our total rooms unavailable due to the remodel, which is expected to be completed in the second quarter of 2011.

Food and beverage revenues increased 10.6% to $106.1 million in the quarter as we opened the new Surrender nightclub in May 2010. Retail revenues were $19.6 million in the quarter, 5.4% above last year’s levels. Entertainment revenues increased 13.7% to $20.7 million from the first quarter of 2010.

Balance Sheet and Capital Expenditures

Our total cash balances at March 31, 2011 were $1.4 billion. Total debt outstanding at the end of the quarter was $3.2 billion, including $2.6 billion of Wynn Las Vegas debt and $551 million of Wynn Macau debt.

Conference Call Information

The Company will hold a conference call to discuss its results on Tuesday, April 19, 2011 at 1:30 p.m. PT (4:30 p.m. ET). Interested parties are invited to join the call by accessing a live audio webcast at http://www.wynnresorts.com (Investor Relations).

Forward-looking Statements

This release contains forward-looking statements regarding operating trends and future results of operations.  Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future and, accordingly, such results may differ from those expressed in any forward-looking statements made by us. The risks and uncertainties include, but are not limited to, competition in the casino/hotel and resorts industries, the Company’s dependence on existing management, levels of travel, leisure and casino spending, general economic conditions, and changes in gaming laws or regulations. Additional information concerning potential factors that could affect the Company's financial results is included in the Company's Annual Report on Form 10-K for the year ended December 31, 2010 and the Company's other periodic reports filed with the Securities and Exchange Commission. The Company is under no obligation to (and expressly disclaims any such obligation to) update its forward-looking statements as a result of new information, future events or otherwise.

Non-GAAP financial measures

(1) “Adjusted property EBITDA” is earnings before interest, taxes, depreciation, amortization, pre-opening costs, property charges and other, corporate expenses, stock-based compensation, and other non-operating income and expenses, and includes equity in income from unconsolidated affiliates.  Adjusted property EBITDA is presented exclusively as a supplemental disclosure because management believes that it is widely used to measure the performance, and as a basis for valuation, of gaming companies. Management uses adjusted property EBITDA as a measure of the operating performance of its segments and to compare the operating performance of its properties with those of its competitors.  The Company also presents adjusted property EBITDA because it is used by some investors as a way to measure a company’s ability to incur and service debt, make capital expenditures and meet working capital requirements.  Gaming companies have historically reported EBITDA as a supplement to financial measures in accordance with U.S. generally accepted accounting principles (“GAAP”).  In order to view the operations of their casinos on a more stand-alone basis, gaming companies, including Wynn Resorts, Limited, have historically excluded from their EBITDA calculations pre-opening expenses, property charges, corporate expenses and stock-based compensation, that do not relate to the management of specific casino properties.  However, adjusted property EBITDA should not be considered as an alternative to operating income as an indicator of the Company’s performance, as an alternative to cash flows from operating activities as a measure of liquidity, or as an alternative to any other measure determined in accordance with GAAP.  Unlike net income, adjusted property EBITDA does not include depreciation or interest expense and therefore does not reflect current or future capital expenditures or the cost of capital. The Company has significant uses of cash flows, including capital expenditures, interest payments, debt principal repayments, taxes and other non-recurring charges, which are not reflected in adjusted property EBITDA.  Also, Wynn Resorts’ calculation of adjusted property EBITDA may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

 (2) Adjusted net income attributable to Wynn Resorts is net income before pre-opening costs, property charges and other non-cash non-operating income and expenses.  Adjusted net income attributable to Wynn Resorts and adjusted net income per share attributable to Wynn Resorts (“EPS”) are presented as supplemental disclosures because management believes that these financial measures are widely used to measure the performance, and as a principal basis for valuation, of gaming companies. These measures are used by management and/or evaluated by some investors, in addition to income and EPS computed in accordance with GAAP, as an additional basis for assessing period-to-period results of our business. Adjusted net income attributable to Wynn Resorts and adjusted net income attributable to Wynn Resorts per share may be different from the calculation methods used by other companies and, therefore, comparability may be limited.

The Company has included schedules in the tables that accompany this release that reconcile (i) net income attributable to Wynn Resorts to adjusted net income attributable to Wynn Resorts, and (ii) operating income (loss) to adjusted property EBITDA and adjusted property EBITDA to net income attributable to Wynn Resorts.

WYNN RESORTS, LIMITED AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Operating revenues:
Casino	$1,006,305	$691,588
Rooms	115,381	92,907
Food and beverage	128,864	111,774
Entertainment, retail and other	98,954	82,847
Gross revenues	1,349,504	979,116
Less: promotional allowances	(89,232)	(70,198)
Net revenues	1,260,272	908,918
Operating costs and expenses:
Casino	624,355	448,191
Rooms	30,572	31,143
Food and beverage	65,997	61,836
Entertainment, retail and other	56,275	50,124
General and administrative	87,661	87,001
Provision for doubtful accounts	10,161	7,018
Pre-opening costs	-	2,311
Depreciation and amortization	101,347	104,565
Property charges and other	3,348	1,881
Total operating costs and expenses	979,716	794,070
Operating income	280,556	114,848
Other income (expense):
Interest income	399	288
Interest expense, net of capitalized interest	(58,263)	(49,261)
Increase (decrease) in swap fair value	4,230	(3,602)
Equity in income from unconsolidated affiliates	602	391
Other	917	264
Other income (expense), net	(52,115)	(51,920)
Income before income taxes	228,441	62,928
Provision for income taxes	(2,106)	(5,069)
Net income	226,335	57,859
Less: Net income attributable to noncontrolling interests	(52,531)	(30,871)
Net income attributable to Wynn Resorts, Limited	$173,804	$26,988
Basic and diluted income per common share:
Net income attributable to Wynn Resorts, Limited:
Basic	$1.40	$0.22
Diluted	$1.39	$0.22
Weighted average common shares outstanding:
Basic	123,757	122,411
Diluted	125,371	122,982

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
TO ADJUSTED NET INCOME ATTRIBUTABLE TO WYNN RESORTS, LIMITED
(amounts in thousands, except per share data)
(unaudited)

	Three Months Ended March 31,
	2011	2010
Net income attributable to Wynn Resorts, Limited	$173,804	$26,988
Pre-opening costs	-	2,311
(Increase) decrease in swap fair value	(4,230)	3,602
Property charges and other	3,348	1,881
Adjustment for noncontrolling interest	436	(1,031)
Adjusted net income atributable to Wynn Resorts, Limited(2)	$173,358	$33,751
Adjusted net income attributable to Wynn Resorts, Limited per diluted share	$1.38	$0.27

WYNN RESORTS, LIMITED AND SUBSIDIARIES
RECONCILIATION OF OPERATING INCOME (LOSS) TO ADJUSTED PROPERTY EBITDA
AND ADJUSTED PROPERTY EBITDA TO NET INCOME
(amounts in thousands)
(unaudited)

		Three Months Ended March 31, 2011
	Wynn Las Vegas	Wynn Macau, Ltd.	Corporate and Other	Total
Operating income	$49,174	$194,402	$36,980	$280,556
Depreciation and amortization	65,796	34,933	618	101,347
Property charges and other	2,030	1,318	-	3,348
Management and royalty fees	5,928	34,494	(40,422)	-
Corporate expense and other	6,178	6,291	(109)	12,360
Stock-based compensation	2,865	1,393	2,487	6,745
Equity in income from unconsolidated affiliate	156	-	446	602
Adjusted Property EBITDA (1)	$132,127	$272,831	$-	$404,958

		Three Months Ended March 31, 2010
	Wynn Las Vegas	Wynn Macau, Ltd.	Corporate and Other	Total
Operating income (loss)	$(34,485)	$125,018	$24,315	$114,848
Pre-opening costs	379	1,932	-	2,311
Depreciation and amortization	78,926	24,871	768	104,565
Property charges and other	1,254	463	164	1,881
Management and royalty fees	4,774	23,269	(28,043)	-
Corporate expense and other	6,453	4,794	(275)	10,972
Stock-based compensation	2,948	1,243	2,736	6,927
Equity in income from unconsolidated affiliate	56	-	335	391
Adjusted Property EBITDA (1)	$60,305	$181,590	$-	$241,895

	Three Months Ended March 31,
	2011	2010
Adjusted Property EBITDA (1)	$404,958	$241,895
Pre-opening costs	-	(2,311)
Depreciation and amortization	(101,347)	(104,565)
Property charges and other	(3,348)	(1,881)
Corporate expenses and other	(12,360)	(10,972)
Stock-based compensation	(6,745)	(6,927)
Interest income	399	288
Interest expense, net of capitalized interest	(58,263)	(49,261)
Increase (decrease) in swap fair value	4,230	(3,602)
Other	917	264
Provision for income taxes	(2,106)	(5,069)
Net income	226,335	57,859
Less: Net income attributable to noncontrolling interests	(52,531)	(30,871)
Net income attributable to Wynn Resorts, Limited	$173,804	$26,988

WYNN RESORTS, LIMITED AND SUBSIDIARIES
SUPPLEMENTAL DATA SCHEDULE

	Three Months Ended
	March 31, 2011	March 31, 2010
Room Statistics for Las Vegas operations:
Occupancy %	87.9%	89.4%
Average Daily Rate (ADR)1	$240	$203
Revenue per available room (REVPAR)2	$211	$181

Other information for Las Vegas operations:
Table games win per unit per day3	$9,544	$6,459
Table Win %	30.4%	23.2%
Slot machine win per unit per day4	$186	$154
Average number of table games	224	222
Average number of slot machines	2,597	2,658

Room Statistics for Macau:
Occupancy %	88.6%	90.7%
Average Daily Rate (ADR)1	$307	$282
Revenue per available room (REVPAR)2	$272	$256

Other information for Macau:
Table games win per unit per day3	$23,255	$18,767
Slot machine win per unit per day4	$803	$451
Average number of table games	468	392
Average number of slot machines	1,012	1,175

(1) ADR is Average Daily Rate and is calculated by dividing total room revenue (less service charges, if any) by total rooms occupied.

(2) REVPAR is Revenue per Available Room and is calculated by dividing total room revenue (less service charges, if any) by total rooms available.

(3) Table games win per unit per day is shown before discounts and commissions.

(4) Slot machine win per unit per day calculated as gross slot win minus progressive accruals and free play.

SOURCE:
Wynn Resorts, Limited
CONTACT:
Samanta Stewart, 702-770-7555
investorrelations@wynnresorts.com